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------                           U.S. SECURITIES AND EXCHANGE COMMISSION                              ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB NUMBER: 3235-0287
[ ] CHECK THIS BOX IF NO                                                                              EXPIRES: DECEMBER 31, 2001
    LONGER SUBJECT TO         FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES                       ESTIMATED AVERAGE BURDEN
    SECTION 16. FORM 4            EXCHANGE ACT OF 1934, SECTION 17(a) OF THE                          HOURS PER RESPONSE.........0.5
    OR FORM 5 OBLIGATIONS         PUBLIC UTILITY HOLDING COMPANY ACT OF 1935                          ------------------------------
    MAY CONTINUE. SEE              OR SECTION 30(f) OF THE INVESTMENT COMPANY
    INSTRUCTION 1(b).                           ACT OF 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person
Pancottine         Jeff                           F5 Networks, Inc. (ffiv)                      to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------        Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----               ---
c/o F5 Networks, Inc.                             Number of Reporting        Month/Year          X   Officer (give    Other (specify
401 Elliott Ave. West                             Person, if an entity       April 2002         ---- title below)  --- below)
--------------------------------------------      (Voluntary)             -------------------
   (Street)                                                               5. If Amendment,      Sr. Vice President of Mktg. &
Seattle             WA              98119                                    Date of Original   Business Development
--------------------------------------------                                 (Month/Year)
    (City)        (State)           (Zip)                                                       ------------------------------------
                                                                          ------------------ 7. Individual or Joint/Group Filing
                                                                                                (Check Applicable Line)
                                                                                                  X   Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More Than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                  (Month/      (Instr. 8)                               Owned at            (D) or        Ownership
                                   Day/                                                 End of Month        Indirect      (Instr. 4)
                                   Year)  ---------------------------------------       (Instr. 3 and 4)    (I)
                                          Code    V      Amount   (A)       Price                           (Instr. 4)
                                                                   or
                                                                  (D)
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Common Stock                      4/30/02   V              599     A        $11.07      2,476(1)            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              (Over)
                                                   (Print or Type Responses)                                         SEC 1474 (3-99)
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
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                                                    Code  V     (A)     (D)    Date    Expira-    Title   Amount or
                                                                               Exer-   tion               Number of
                                                                               cisable Date               Shares
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
9. Number of           10. Ownership               11. Nature of
   Derivative              of Derivative               Indirect
   Securities              Security:                   Beneficial
   Beneficially            Direct (D)                  Ownership
   Owned at End            or Indirect (I)             (Instr. 4)
   of Month                (Instr. 4)
   (Instr. 4)

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Explanation of Responses:

(1) Includes 599 shares acquired under the F5 Networks stock purchase plan in April 2002.

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                  /s/ Jeff Pancottine                5/6/02
Note: File three copies of this Form, one of which must be manually signed.       -------------------------------    ---------------
If space provided is insufficient, see Instruction 6 for procedure.               **Signature of Reporting Person    Date

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (3-99)
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